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Dennis Fenton Nominated for Election to Genzyme’s Board of Directors

25-Year Amgen Veteran Helped Build World-Class Biologics Manufacturing Operations

CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 7, 2010--Genzyme Corporation (NASDAQ: GENZ) today announced that the Nominating and Corporate Governance Committee of its board of directors has nominated Dennis M. Fenton, Ph.D., for election to the board. Mr. Fenton was executive vice president of operations at Amgen when he retired from the company in 2008. The nomination fulfills the commitment made by Genzyme as part of the agreement announced in April with Relational Investors, LLC to nominate an independent director recommended by Relational with substantial expertise in biopharmaceutical manufacturing and operations.

Mr. Fenton, 58, is a highly regarded leader in manufacturing and established much of the biologics operating protocol that is standard practice in the industry today. He joined Amgen during its first year of operation and led virtually every functional area of the company during his 25-year tenure. His broad experience includes executive leadership roles in operations, manufacturing, engineering, process development, quality, sales and marketing, research, and information management.

At Amgen, Mr. Fenton played a key role in the company’s growth from a small start-up to a leading global biotechnology company with one of the most reliable, efficient and skilled manufacturing operations in the world. He coordinated the design, construction and expansion of manufacturing facilities for Epogen® (epoetin alfa) and Neupogen® (filgrastim), two of the premier products in the biotechnology industry.

“We are excited by the prospect of having Dennis Fenton join our board of directors and commend Relational for its prompt and thoughtful recommendation,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer. “Dennis will bring to our board the precise type of expertise that we need right now as we work to transform our manufacturing operations. We believe his perspective and experience will be invaluable to Genzyme.”

"I look forward to working with Dennis Fenton to spur on the major change underway at Genzyme,” commented Genzyme board member and Relational principal Ralph Whitworth. “Dennis spent his entire career distinguishing himself in the very areas in which Genzyme faces its most difficult challenges. I am confident his fresh insights wiil contribute enormously to the board’s deliberations.”

Genzyme’s board of directors currently has 10 members, all of whom are standing for re-election at the upcoming annual meeting of shareholders on June 16. The company anticipates that the board will vote to expand to 11 members and elect Mr. Fenton to fill the new seat after the annual meeting.

About Genzyme

One of the world's leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 12,000 employees in locations spanning the globe and 2009 revenues of $4.5 billion. In 2010, Genzyme was named to the Fortune 500.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company's products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease. Genzyme's commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

Learn more about Genzyme's progress moving forward and the people leading the changes by visiting www.GenzymeTransformation.com.

Important Information

On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company's definitive proxy statement and other proxy materials before making any voting or investment decision because the definitive proxy statement and other proxy materials contain important information. The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. Copies of the company’s definitive proxy statement and other proxy materials are available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

Genzyme® is a registered trademark of Genzyme Corp. Epogen® and Neupogen® are registered trademarks of Amgen Inc. All rights reserved.

CONTACT:

Genzyme Corporation
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Bo Piela, 617-768-6579
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Investor Contact:
Patrick Flanigan, 617-768-6563